Exhibit 3

RESTATED CERTIFICATE OF INCORPORATION

OF

PFIZER INC.

                Pfizer Inc., a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

                1.  The name of the corporation is Pfizer Inc.  The name under which it was originally incorporated was Chas. Pfizer & Co., Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was June 2, 1942.

                2.  This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

                3.  This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as amended or supplemented heretofore and there is no discrepancy between this Restated Certificate of Incorporation and the text of the Certificate of Incorporation as amended or supplemented heretofore.

                4.  The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

FIRST:   The name of the Corporation is and shall be Pfizer Inc. (hereinafter in this Restated Certificate of Incorporation called the "Corporation").

SECOND:    The principal office and place of business of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name and post office address of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware.

THIRD:  The nature of the business, or objects or purposes to be transacted, promoted or carried on are as follows:

                To carry on the business of chemists, druggists, chemical manufacturers, importers, exporters, manufacturers of and dealers in chemical, pharmaceutical, medicinal, and other preparations and chemicals.

                To engage in, conduct, perform or participate in every kind of commercial, agricultural, mercantile, manufacturing, mining, transportation, industrial or other enterprise, business, work, contract, undertaking, venture or operation.

                To buy, sell, manufacture, refine, import, export and deal in all products, goods, wares, merchandise, substances, apparatus, and property of every kind, nature and description, and to construct, maintain, and alter any buildings, works or mines.

                To enter into, make and perform contracts of every kind with any person, firm or corporation.

                To take out patents, trade-marks, trade names and copyrights, acquire those taken out by others, acquire or grant licenses in respect of any of the foregoing, or work, transfer, or do whatever else with them may be thought fit.

                To acquire the good-will, property, rights, franchises, contracts and assets of every kind and undertake the liabilities of any person, firm, association or corporation, either wholly or in part, and pay for the same in the stock, bonds or other obligations of the Corporation or otherwise.

                To purchase, hold, own, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of any other corporation or corporations, association or associations, of any state, territory or country, and while owner of such stock, to exercise all the rights, powers and privileges of ownership including the right to vote thereon.

                To issue bonds, debentures or obligations of the Corporation, at the options of the Corporation, secure the same by mortgage, pledge, deed of trust or otherwise, and dispose of and market the same.

                To purchase, hold and re-issue the shares of its capital stock and its bonds and other obligations.

                To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of one or more of the objects herein enumerated, or of the powers herein named, or which shall at any time appear conducive to or expedient for the protection, or benefit of the Corporation, either as holder of, or interested in, any property or otherwise, to the same extent as natural persons might or could do, in any part of the world.

                To conduct any of its business in the State of Delaware and elsewhere, including in the term "elsewhere" any of the states, districts, territories, colonies or dependencies of the United States, and in any and all foreign countries and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, without limit as to amount, within or (except as and when forbidden by local laws) without the State of Delaware.

                To carry on any other business to any extent and in any manner not prohibited by the laws of Delaware or, where the Corporation may seek to do such business elsewhere, by local laws.

                The foregoing clauses shall be construed both as objects and powers, but no recitation or declaration of specific or special objects or powers herein enumerated shall be deemed to be exclusive; but in each and every instance it is hereby expressly declared that all other powers, not inconsistent therewith, now or hereafter permitted or granted under the laws of Delaware, or by the laws of any other state or country into which the Corporation may go or seek to do business, are hereby expressly included as if such other or general powers were herein set forth.

FOURTH:

A.  Authorized Shares and Classes of Stock.

                The total number of shares and classes of stock that the Company shall have authority to issue is twelve billion twenty-seven million (12,027,000,000) shares, which shall be divided into two classes, as follows: twenty-seven million (27,000,000) shares of Preferred Stock, without par value, and twelve billion (12,000,000,000) shares of Common Stock of the par value of $.05 per share.

B.            Designations, Powers, Preferences and Rights,
                in Respect of the Shares of Preferred Stock.

                (1) Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine.  All shares of any one series shall be of equal rank and identical in all respects.

                (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred Stock, the designation of such series, and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including the following:

                (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

                (b) The dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                (c) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

                (d) The rights to which the holders of shares and such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

                (e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

                (g) The voting powers, full and/or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events, or upon other matters;

                (h) Whether or not the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

                (i) Whether or not the holders of shares of such series shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class and, if so entitled, the qualifications, conditions, limitations and restrictions of such right; and

                (j) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

                (3) The shares of each series of Preferred Stock shall entitle the holders thereof to receive, when, as and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions, for the periods and on the dates fixed by the resolution or resolutions of the Board of Directors pursuant to authority granted in this Section B, for each series, and no more, before any dividends on the Common Stock, other than dividends payable in Common Stock, shall be paid or set apart for `payment.  No dividends shall be paid or declared or set apart for payment on any particular series of Preferred Stock in respect of any period unless dividends shall be or have been paid, or declared and set apart for payment, pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series, so that the amount of dividends declared on such particular series shall bear the same ratio to the amount declared on each such other series as the dividend rate of such particular series shall bear to the dividend rate of such other series.  No dividends shall be deemed to have accrued on any share of Preferred Stock of any series with respect to any period prior to the date of original issue of such share or the dividend payment date immediately preceding or following such date of original issue, as may be provided in the resolution or resolutions creating such series. The Preferred Stock shall not be entitled to participate in any dividends declared and paid on the Common Stock, whether payable in cash, stock or otherwise.  Accruals of dividends shall not bear interest.

                (4) Any redemption of Preferred Stock shall be effected by notice duly given as hereinafter specified and by payment at the redemption price of the Preferred Stock to be redeemed.  In case of redemption of a part only of a series of the Preferred Stock at the time outstanding, the selection of shares for redemption may be made either by lot or pro rata or in such other manner as shall be determined by the Board of Directors.  Notice of every such redemption, stating the redemption date and price, the place of payment, and the expiration date of then existing rights, if any, of conversion or exchange, shall be given by publication, not less than 30 nor more than 60 days prior to the date fixed for redemption, at least twice in a newspaper customarily published at least once a day for at least five days in each calendar week and of general circulation in New York, New York, whether or not published on Saturdays, Sundays, or holidays.  Notice of such redemption may also be mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of such redemption proceedings.  If

                (a) such notice of redemption by publication shall have been duly given or the Corporation shall have given to a bank or trust company in New York, New York designated by the Board of Directors and having capital and surplus of at least Two Million Dollars ($2,000,000), irrevocable authorization promptly to give such notice; and

                (b) on or before the redemption date specified in such notice the funds or other property necessary for such redemption shall have been deposited by the Corporation with such bank or trust company, designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all shares of the Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only

                                                (i) the right of the holders thereof to receive from such bank or trust company the funds or other property so deposited, without interest, upon surrender (and endorsement, if required by the Board of Directors) of the certificates for such shares, and

                                                (ii) the rights of conversion or exchange, if any, not theretofore expired.

                Any funds or other property so deposited and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

                (5) Shares of Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series.

                (6) In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the shares of each series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, but only in accordance with the preference, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of shares of each such series on such voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, as the case may be.  If such payment shall have been made in full, to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining assets of the Corporation shall be available for distribution among the holders of the Common Stock.  If upon any such liquidation, dissolution, distribution, of assets or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of the Preferred Stock which (a) are entitled to a preference over the holders of the Common Stock upon such liquidation, dissolution, distribution of assets or winding-up, and (b) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such shares shall be entitled, then such assets shall be distributed among the holders of each such series of the Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed a liquidation, dissolution, distribution of assets or winding-up of the Corporation within the meaning of the foregoing provisions.

                (7) Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors pursuant to this Section B, the shares of Preferred Stock shall have no voting power with respect to any matter whatsoever, including, but not limited to, any action to

                (a) increase the authorized number of shares of the Preferred Stock or of any series thereof,

                (b) create shares of stock of any class ranking prior to or on a parity with any series of the Preferred Stock with respect to any preferences or voting powers, and

                (c) authorize a new series of the Preferred Stock having preferences or voting powers ranking prior to or on a parity with any series of the Preferred Stock with respect to any preferences or voting powers.

In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

C.            Limitations, Relative Rights and Powers
                in Respect of Shares of Common Stock.

                (l) After the requirements with respect to preferential dividends, if any, on the Preferred Stock (fixed pursuant to Section B) shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as purchase, retirement or sinking funds (fixed pursuant to Section B), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

                (2) After distribution in full of the preferential amount, if any, (fixed pursuant to Section B) to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for the distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

                (3) Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him on all matters voted upon by the stockholders.

D.  Other Provisions.

                (l) Except as may be provided in the resolution or resolutions of the Board of Directors pursuant to Section B with respect to any series of Preferred Stock, no holder of stock of any class of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of any class, or of any additional stock of any class of Capital Stock of the Corporation, or to any bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, now or hereafter authorized, but any such stock or other securities convertible into stock may be issued and disposed of pursuant to resolution by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law.  Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be fully paid and not liable to any further call.

                (2) In no case shall fractions of shares of any class of stock be issued by the Corporation, but in lieu thereof the Corporation shall, at its option, make a cash adjustment or issue fractional Scrip Certificates, in such form and in such denominations as shall from time to time be determined by the Board of Directors.  Such Scrip Certificates shall be exchangeable on or before such date or dates as the Board of Directors may determine, when surrendered with other similar Scrip Certificates in sufficient aggregate amounts, for certificates for fully paid and non-assessable full shares of the respective stocks for which such Scrip Certificates are exchangeable, and new Scrip Certificates of a like tenor for the remaining fraction of a share, if any.  Such Scrip Certificates shall not entitle any holder thereof to voting rights, dividend rights or any other rights of a stockholder or any rights other than the rights therein set forth, and no dividend or interest shall be payable or shall accrue with respect to Scrip Certificates or the interests represented thereby.  All such Scrip Certificates which are not surrendered in exchange for shares of stock on or before their respective expiration dates shall thereafter be void and of no effect whatever.

                (3) The minimum amount of capital with which the Corporation will commence business is $1,000.

CERTIFICATE OF DESIGNATIONS
FOR
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
PFIZER INC.

(PURSUANT TO SECTION 151 OF THE DELAWARE CORPORATION LAW)

                Pfizer Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on July 13, 2002:

                This Board hereby RESOLVES that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation ("Certificate of Incorporation"), the Board of Directors hereby creates a series of preferred stock of the Corporation, and hereby states the designation and number of shares of such series, and fixes the relative, participating, optional or other special rights, preferences, and limitations thereof as follows:

Series A Convertible Perpetual Preferred Stock:

                Section 1.               Designation and Amount; Special Purpose Restricted Transfer Issue.(a) The shares of such series shall be designated as shares of "Series A Convertible Perpetual Preferred Stock, no par value per share" (the "Convertible Perpetual Preferred Shares"), and the number of shares constituting such series shall be 7,500.  Each Convertible Perpetual Preferred Share shall have a stated value of $40,300.00 per share.

                (b)           Convertible Perpetual Preferred Shares shall be issued only to Northern Trust Company, its successors and assigns, as trustee (the "Trustee") of the Pharmacia Savings Plan ESOP Trust for Pharmacia Preferred Stock forming a part of the Pharmacia Corp. Employee Stock Ownership Plan, or any successor to such plan (the "Plan" or "ESOP").  All references to the holder of Convertible Perpetual Preferred Shares shall mean the Trustee or any corporation with which or into which the Trustee may merge or any successor trustee under the trust agreement with respect to the Plan.  In the event of any transfer of record ownership of Convertible Perpetual Preferred Shares to any person other than any successor trustee under the Plan, the Convertible Perpetual Preferred Shares so transferred, upon such transfer and without any further action by the Corporation or the holder thereof, shall be automatically converted into shares of Common Stock on the terms otherwise provided for the conversion of Convertible Perpetual Preferred Shares into shares of Common Stock pursuant to Section 5 and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to Convertible Perpetual Preferred Shares hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such Convertible Perpetual Preferred Shares shall be so converted.  In the event of such a conversion, the transferee of the Convertible Perpetual Preferred Shares shall be treated for all purposes as the record holder of the shares of Common Stock into which such Convertible Perpetual Preferred Shares have been automatically converted as of the date of such transfer.  Certificates representing Convertible Perpetual Preferred Shares shall bear a legend to reflect the foregoing provisions.  Notwithstanding the foregoing provisions of this Section 1(b), Convertible Perpetual Preferred Shares (i) may be converted into shares of Common Stock as provided by Section 5 and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by Sections 6, 7 and 8.

                Section 2.               Dividends and Distributions.             (a) Subject to the provisions for adjustment hereinafter set forth, the holders of Convertible Perpetual Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends ("Convertible Perpetual Preferred Dividends") in an amount per share not to exceed $2,518.75 per share per annum, payable quarterly in arrears, one-quarter on the 1st day of January, one-quarter on the 1st day of April, one-quarter on the 1st day of July and one-quarter on the 1st day of October of each year (each, a "Dividend Payment Date"), to holders of record at the start of business on such Dividend Payment Date.  In the event that any Dividend Payment Date shall fall on any day other than a "Business Day" (as hereinafter defined), the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.  Convertible Perpetual Preferred Dividends shall (i) with respect to the first Dividend Payment date be deemed to accrue on outstanding Convertible Perpetual Preferred Shares from April 1, 2003, the Dividend Payment Date immediately preceding the issuance of the Convertible Perpetual Preferred Shares and (ii) with respect to all other Dividend Payment Dates after the first Dividend Payment Date, accrue from the immediately preceding Dividend Payment Date.  Convertible Perpetual Preferred Dividends shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time, but Convertible Perpetual Preferred Dividends accrued after issuance on the Convertible Perpetual Preferred Shares for any period less than a full quarterly period between Dividend Payment Dates (or, in the case of the first dividend payment, from the date of issuance through the first Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months.  Accrued but unpaid Convertible Perpetual Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Convertible Perpetual Preferred Dividends.

                (b)           So long as any Convertible Perpetual Preferred Shares shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Convertible Perpetual Preferred Shares as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the Convertible Perpetual Preferred Shares dividends for all dividend payment periods of the Convertible Perpetual Preferred Shares ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Convertible Perpetual Preferred Shares and accumulated and unpaid on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date.  In the event that full cumulative dividends on the Convertible Perpetual Preferred Shares have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Perpetual Preferred Shares until full cumulative dividends on the Convertible Perpetual Preferred Shares shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Perpetual Preferred Shares or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Perpetual Preferred Shares in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Perpetual Preferred Shares.

                Section 3.               Voting Rights.  The holders of Convertible Perpetual Preferred Shares shall have the following voting rights:

                (a)           The holders of Convertible Perpetual Preferred Shares shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as one class.  The holder of each Convertible Perpetual Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which such Convertible Perpetual Preferred Share could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one one-hundredth of a vote; it being understood that whenever the "Conversion Price" (as defined in Section 5(a)) is adjusted as provided in Section 9, the number of votes of the Convertible Perpetual Preferred Shares shall also be similarly adjusted.

                (b)           Except as otherwise required by law or set forth herein, holders of Convertible Perpetual Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action; provided, however, that the vote of at least 66 2/3% of the outstanding Convertible Perpetual Preferred Shares, voting separately as a series, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Restated Certificate of Incorporation of the Corporation (including any such alteration, amendment or repeal effected by any merger or consolidation in which the Corporation is the surviving or resulting corporation), if such amendment, alteration or repeal would alter or change the powers, preferences, or special rights of the Convertible Perpetual Preferred Shares so as to affect them adversely.

                Section 4.               Liquidation, Dissolution or Winding-Up.

                (a)           Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Convertible Perpetual Preferred Shares shall be entitled to receive out of assets of the Corporation that remain after satisfaction in full of all valid claims of creditors of the Corporation and that are available for payment to stockholders, and subject to the rights of the holders of any stock of the Corporation ranking senior to or on a parity with the Convertible Perpetual Preferred Shares in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Convertible Perpetual Preferred Shares in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in the amount of $40,300.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more.  If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Convertible Perpetual Preferred Shares and any other stock ranking as to any such distribution on a parity with the Convertible Perpetual Preferred Shares are not paid in full, the holders of the Convertible Perpetual Preferred Shares and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.  After payment of the full amounts to which they are entitled as provided by the foregoing provisions of this Section 4(a), the holders of Convertible Perpetual Preferred Shares shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

                (b)           Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Convertible Perpetual Preferred Shares in such circumstances shall be payable, shall be given by hand delivery, by courier, by standard form of telecommunication or by first-class mail (postage prepaid), delivered, sent or mailed, as the case may be, not less than 20 days prior to any payment date stated therein, to the holders of Convertible Perpetual Preferred Shares, at the address shown on the books of the Corporation or any transfer agent for the Convertible Perpetual Preferred Shares.

                Section 5.               Conversion into Common Stock. (a) A holder of shares of Convertible Perpetual Preferred Shares shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to Sections 6, 7 and 8, to cause any or all of such shares to be converted into shares of Common Stock, initially at a conversion price equal to $15.651285 per share of Common Stock, with each Convertible Perpetual Preferred Share being valued at $40,300.00 for such purpose, and which price shall be adjusted as hereinafter provided (and, as so adjusted, is hereinafter sometimes referred to as the "Conversion Price") (that is, a conversion rate initially equivalent to 2,574.8685 shares of Common Stock for each Convertible Perpetual Preferred Share so converted, which is subject to adjustment as the Conversion Price is adjusted as hereinafter provided in Section 9); provided, however, that in no event shall the Conversion Price be less than $1.00.

                (b)           Any holder of Convertible Perpetual Preferred Shares desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the Convertible Perpetual Preferred Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Perpetual Preferred Shares or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Perpetual Preferred Shares by the Corporation or the transfer agent for the Convertible Perpetual Preferred Shares, accompanied by written notice of conversion.  Such notice of conversion shall specify (i) the number of shares of Convertible Perpetual Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any Convertible Perpetual Preferred Shares not to be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

                (c)           Upon surrender of a certificate representing a Convertible Perpetual Preferred Share or Shares for conversion, the Corporation shall issue and send by hand delivery, by courier or by first-class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion.  In the event that there shall have been surrendered a certificate or certificates representing Convertible Perpetual Preferred Shares, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of Convertible Perpetual Preferred Shares which shall not have been converted.

                (d)           The issuance by the Corporation of shares of Common Stock upon a conversion of Convertible Perpetual Preferred Shares into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder's designee of the certificates representing the shares of Common Stock issued upon conversion thereof or (ii) the commencement of business on the second Business Day after the surrender of the certificate or certificates for the Convertible Perpetual Preferred Shares to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) and accompanied by all documentation required to effect the conversion, as provided herein.  On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustments shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date.  The Corporation shall not be obligated to pay any dividends that shall have been declared and shall be payable to holders of Convertible Perpetual Preferred Shares on a Dividend Payment Date if the record date for such dividend is subsequent to the effective date of conversion of such shares.

                (e)           The Corporation shall not be obligated to deliver to holders of Convertible Perpetual Preferred Shares any fractional share of Common Stock issuable upon any conversion of such Convertible Perpetual Preferred Shares, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

                (f)            The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Convertible Perpetual Preferred Shares as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Perpetual Preferred Shares then outstanding.  Nothing contained herein shall preclude the Corporation from issuing shares of Common Stock held in its treasury upon the conversion of Convertible Perpetual Preferred Shares into Common Stock pursuant to the terms hereof.  The Corporation shall prepare and shall use its best effort to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Convertible Perpetual Preferred Shares such number of shares of its Common Stock as from time to time is sufficient to effect the conversion of all Convertible Perpetual Preferred Shares then outstanding and convertible into shares of Common Stock.

                Section 6.               Redemption At the Option of the Corporation.              (a) The Convertible Perpetual Preferred Shares shall be redeemable, in whole or in part, at the option of the Corporation at any time at the redemption price of $40,300.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption.  Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by Section 6(e).  From and after the date fixed for redemption, dividends on Convertible Perpetual Preferred Shares called for redemption will cease to accrue, such Convertible Perpetual Preferred Shares will no longer be deemed to be outstanding and all rights in respect of such Convertible Perpetual Preferred Shares shall cease, except the right to receive the redemption price.  If fewer than all of the outstanding Convertible Perpetual Preferred Shares are to be redeemed, the Corporation shall redeem a portion of the Convertible Perpetual Preferred Shares of each holder determined pro rata based on the number of Convertible Perpetual Preferred Shares held by each holder.

                (b)           Unless otherwise required by law, notice of redemption will be sent to the holders of Convertible Perpetual Preferred Shares at the address shown on the books of the Corporation or any transfer agent for the Convertible Perpetual Preferred Shares by hand delivery, by courier, by standard form of telecommunication or by first-class mail (postage prepaid) delivered, sent or mailed, as the case may be, not less than twenty (20) days nor more than sixty (60) days prior to the redemption date.  Each such notice shall state:  (i) the redemption date; (ii) the total number of Convertible Perpetual Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such Convertible Perpetual Preferred Shares to be redeemed from such holder; (iii) the redemption price; (iv) whether the redemption price shall be paid in cash or in shares of Common Stock, or in a combination of such Common Stock and cash, as permitted by Section 6(e); (v) the place or places where certificates for such Convertible Perpetual Preferred Shares are to be surrendered for payment of the redemption price; (vi) that dividends on the Convertible Perpetual Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vii) the conversion rights of the Convertible Perpetual Preferred Shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Price and number of shares of Common Stock issuable upon conversion of a Convertible Perpetual Preferred Share at the time.  Upon surrender of the certificate for any Convertible Perpetual Preferred Shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price set forth in this paragraph (6).

                (c)           Within thirty (30) days after the later of (i) the effective date, (ii) the enactment date or (iii) if the Corporation contests in good faith in a judicial or administrative proceeding the legality of the change referred to in this Section 6(c), the date such matter is finally determined (the time for appeal having expired and no appeal having been filed) against the Corporation, of a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Convertible Perpetual Preferred Shares when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and in effect on July 21, 1989, the Corporation may, in its sole discretion and notwithstanding anything to the contrary in Section 6(a), elect to either (a) redeem any or all of such Convertible Perpetual Preferred Shares for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares of Common Stock and cash, any such shares of Common Stock to be valued for such purpose at their Fair Market Value (as defined in Section 9(g)), at a redemption price equal to the higher of (x) $40,300.00 per share or (y) the Fair Market Value of the number of shares of Common Stock into which each Convertible Perpetual Preferred Share is convertible at the time the notice of such redemption is given, plus in either case accrued and unpaid dividends thereon to the date fixed for redemption, or (b) exchange any or all of such Convertible Perpetual Preferred Shares for securities of comparable value (as determined by an independent appraiser) that constitute "qualifying employer securities" with respect to a holder of Convertible Perpetual Preferred Shares within the meaning of Section 409(1) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any successor provisions of law.

                (d)           In the event that the Plan is terminated or the ESOP is terminated or eliminated from the Plan in accordance with its terms, the Corporation shall, as soon thereafter as practicable, call for redemption all the then outstanding Convertible Perpetual Preferred Shares in accordance with Section 6(a).

                (e)           The Corporation, at its option, may make payment of the redemption price required upon redemption of Convertible Perpetual Preferred Shares in cash or in shares of Common Stock, or in a combination of such Common Stock and cash, any such shares of Common Stock to be valued for such purposes at their Fair Market Value (as defined in Section 9(g)).

                Section 7.               Other Redemption Rights.  Convertible Perpetual Preferred Shares shall be redeemed by the Corporation for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares of Common Stock and cash, any such shares of Common Stock to be valued for such purpose at their Fair Market Value, at a redemption price of $40,300.00 per share plus accrued and unpaid dividends thereon to the date fixed for redemption, at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation of the following events:  (i) when and to the extent necessary for such holder to make any payments of principal, interest or premium due and payable (whether as scheduled, upon acceleration or otherwise) under the note from the Trustee to the Corporation or any indebtedness, expenses or costs incurred by the holder for the benefit of the Plan; or (ii) in the event that the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Code.  Convertible Perpetual Preferred Shares shall be redeemed by the Corporation for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares of Common Stock and cash, any such shares of Common Stock to be valued for such purpose at their Fair Market Value (as defined in Section 9(g)), at a redemption price equal to the higher of (x) $40,300.00 per share or (y) the Fair Market Value of the number of shares of Common Stock into which each Convertible Perpetual Preferred Share is convertible at the time the notice of such redemption is given, plus in either case accrued and unpaid dividends thereon to the date fixed for redemption, at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation that it is necessary for such holder to provide for distributions required to be made to the Participants under, or to satisfy an investment election of the Participants in accordance with, the Plan.

                Section 8.               Consolidation, Merger, etc. (a) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are exchanged solely for or changed, reclassified or converted solely into stock that constitutes "qualifying employer securities" with respect to a holder of Convertible Perpetual Preferred Shares within the meaning of Section 409(1) of the Code and Section 407(d)(5) of ERISA or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the Convertible Perpetual Preferred Shares of such holder shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of the issuer of such "qualifying employer securities," having in respect of such issuer, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 6, 7 and 8), and the qualifications, limitations or restrictions thereon, that the Convertible Perpetual Preferred Share had immediately prior to such transaction, except that after such transaction each Convertible Perpetual Preferred Share shall be convertible, otherwise on the terms and conditions provided by Section 5, into the number and kind of qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such Convertible Perpetual Preferred Shares could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Convertible Perpetual Preferred Shares, then the Convertible Perpetual Preferred Shares shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such Convertible Perpetual Preferred Shares could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).  The rights of the Convertible Perpetual Preferred Shares as preferred stock of the issuer of such "qualifying employer securities" shall successively be subject to adjustments pursuant to Section 9 after any such transaction as nearly equivalent as practicable to the adjustment provided for by such section prior to such transaction.  The Corporation shall not consummate any such merger, consolidation or similar transaction unless all then outstanding Convertible Perpetual Preferred Shares shall be assumed and authorized by the issuer of such "qualifying employer securities" as aforesaid.

                (b)           In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in Section 8(a)) and cash payments, if applicable, in lieu of fractional shares, outstanding Convertible Perpetual Preferred Shares shall, without any action on the part of the Corporation or any holder thereof (but subject to Section 8(c)), be automatically converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such Convertible Perpetual Preferred Shares could have been converted at such time so that each Convertible Perpetual Preferred Share shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such Convertible Perpetual Preferred Shares could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holder of the Convertible Perpetual Preferred Shares, then the Convertible Perpetual Preferred Shares shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such Convertible Perpetual Preferred Shares could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

                (c)           In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar business combination described in Section 8(b), then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Convertible Perpetual Preferred Shares and each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation in redemption and retirement of such Convertible Perpetual Preferred Shares, a cash payment equal to the amount payable in respect of Convertible Perpetual Preferred Shares upon liquidation of the Corporation pursuant to Section 4.  No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the second business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction.

                Section 9.               Anti-dilution Adjustments.  (a) In the event the Corporation shall, at any time or from time to time while any of the Convertible Perpetual Preferred Shares are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which Section 8 does not apply) or otherwise, the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.  An adjustment made pursuant to this Section 9(a) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                (b)           In the event that the Corporation shall, at any time or from time to time while any of the Convertible Perpetual Preferred Shares are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of Sections 9(e) and (f), the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.

                (c)           In the event the Corporation shall, at any time or from time to time while any of the Convertible Perpetual Preferred Shares are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) and other than pursuant to any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of Sections 9(e) and (f), the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation.  In the event the Corporation shall, at any time or from time to time while any Convertible Perpetual Preferred Shares are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) and other than pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount (as hereinafter defined), then, subject to the provisions of Sections 9(e) and (f), the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus (III) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

                (d)           In the event the Corporation shall, at any time or from time to time while any of the Convertible Perpetual Preferred Shares are outstanding, make an Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8 does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 9(e) and (f), be adjusted by multiplying such Conversion Price by the fraction, the numerator of which is the difference between (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (ii) the Fair Market Value of the Extraordinary Distribution minus the aggregate amount of regularly scheduled quarterly dividends declared by the Board and paid by the Corporation in the twelve months immediately preceding such Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (a) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (b) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be.  The Corporation shall send each holder of Convertible Perpetual Preferred Shares (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock.  Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a Convertible Perpetual Preferred Share may be converted at such time.

                (e)           Notwithstanding any other provision of this Section 9, the Corporation shall not be required to make any adjustment to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price.  Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Price.

                (f)            If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to the foregoing provisions of this Section 9, the Board shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction.  If in such case the Board determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board.  The determination of the Board as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 9(f), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.  The Corporation shall be entitled to make such additional adjustments in the Conversion Price, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to the holders of the Common Stock.

                (g)           The following definitions shall apply herein:

                "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York are not required to be open.

                "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Corporation or a committee thereof.

                "Extraordinary Distribution" shall mean any dividend or other distribution to holders of Common Stock (effected while any of the Convertible Perpetual Preferred Shares are outstanding) (i) of cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day immediately following the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 9(b) or (c)), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof.  The Fair Market Value of an Extraordinary Distribution for purposes of Section 9(d) shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 9(d).

                "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, (i) for purposes of Sections 6 and 7, the Current Market Price on the date as of which the Fair Market Value is to be determined, and (ii) for all other purposes hereof, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period.

                "Adjustment Period" shall mean the period of five (5) consecutive trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined.  The Fair Market Value of any security which is not publicly traded (other than the Convertible Perpetual Preferred Shares) or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board or such committee available to make such determination, as determined in good faith by the Board or such committee.

                "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero.  For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

                "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the Convertible Perpetual Preferred Shares are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase.  For purposes of this Section 9(g), shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof "in open market transactions" if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act on July 21, 1989, or on such other terms and conditions as the Board or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

                (h)           Whenever an adjustment to the Conversion Price and the related voting rights of the convertible Perpetual Preferred Shares is required hereunder, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and the Convertible Perpetual Preferred Shares, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Conversion Price determined as provided herein and the resulting conversion ratio, and the voting rights (as appropriately adjusted), of the Convertible Perpetual Preferred Shares.  Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation.  Promptly after each adjustment to the Conversion Price and the related voting rights of the Convertible Perpetual Preferred Shares, the Corporation shall mail a notice thereof and of the then prevailing conversion ratio to each holder of Convertible Perpetual Preferred Shares.

                Section 10.             Ranking; Attributable Capital and Adequacy of Surplus; Retirement of Shares. (a) The Convertible Perpetual Preferred Shares shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Corporation, and, unless otherwise provided in the Restated Certificate of Incorporation of the Corporation, as the same may be amended, or a Certificate of Designations relating to a subsequent series of Preferred Stock, no par value per share, of the Corporation, the Convertible Perpetual Preferred Shares shall rank junior to all series of the Corporation's Preferred Stock, no par value per share, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

                (b)           In addition to any vote of stockholders required by law or by Section 3(b), the vote of the holders of a majority of the outstanding Convertible Perpetual Preferred Shares shall be required to increase the par value of the Common Stock or otherwise increase the capital of the Corporation allocable to the Common Stock for the purpose of the General Corporation Law if, as a result thereof, the surplus of the Corporation for purposes of the General Corporation Law would be less than the amount of Convertible Perpetual Preferred Dividends that would accrue on the then outstanding Convertible Perpetual Preferred Shares during the following three years.

                (c)           Any Convertible Perpetual Preferred Shares acquired by the Corporation by reason of the conversion or redemption of such shares as provided by Sections 5, 6, 7 and 8, or otherwise so acquired, shall be retired as Convertible Perpetual Preferred Shares and restored to the status of authorized but unissued shares of Preferred Stock, no par value per share, of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

                Section 11.             Miscellaneous.     (a) All notices referred to in Sections 4, 5, 6, 7, 8 and 9 shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof if by hand delivery, by courier or by standard form of telecommunication or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of Sections 4 and 6) with postage prepaid, addressed:  (i) if to the Corporation, to its office at 235 East 42nd Street, New York, N.Y. 10017 (Attention:  Secretary), or to the transfer agent for the Convertible Perpetual Preferred Shares, or other agent of the Corporation designated as permitted by Section 2 or (ii) if to any holder of the Convertible Perpetual Preferred Shares or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Convertible Perpetual Preferred Shares or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

                (b)           The term "Common Stock" as used herein and in Sections 1, 3, 4, 5, 6, 7, 8, 9 and 10 means the Corporation's Common Stock, par value $0.05 per share, as the same exists at the date of filing of a Certificate of Designations relating to Convertible Perpetual Preferred Shares or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.  In the event that, at any time as a result of an adjustment made pursuant to Section 9, the holder of any Convertible Perpetual Preferred Shares upon thereafter surrendering such shares for conversion, shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Conversion Price in respect of such other shares or securities so receivable upon conversion of Convertible Perpetual Preferred Shares shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 9, and the provisions of Sections 1 through 8, 10 and 11 with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

                (c)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Convertible Perpetual Preferred Shares or shares of Common Stock or other securities issued on account of Convertible Perpetual Preferred Shares pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of Convertible Perpetual Preferred Shares or Common Stock or other securities in a name other than that in which the Convertible Perpetual Preferred Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment, to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                (d)           In the event that a holder of Convertible Perpetual Preferred Shares shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of Convertible Perpetual Preferred Shares should be made or the addresses to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares and make such payment, in the name of the holder of such Convertible Perpetual Preferred Shares as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

                (e)           Unless otherwise provided in the Restated Certificate of Incorporation, as the same may be amended, of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the Convertible Perpetual Preferred Shares and any other stock ranking on a parity with the Convertible Perpetual Preferred Shares with respect to such dividend or distribution shall be pro rata, so that amounts paid per Convertible Perpetual Preferred Share and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the Convertible Perpetual Preferred Share and such other stock bear to each other.

                (f)            Any determination required or permitted to be made by the Board hereunder may be made by a committee appointed by the Board which need not include members of the Board.

                (g)           The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Convertible Perpetual Preferred Shares.  Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first-class mail (postage prepaid), to each holder of record of Convertible Perpetual Preferred Shares.

FIFTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SIXTH:    The Corporation shall have perpetual existence.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

                (1) The number of directors of the Corporation (exclusive of directors (the "Preferred Stock Directors") who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall not be less than ten nor more than twenty-four, the exact number within said limits to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

                (2) Election of directors need not be by ballot unless the By-laws so provide.

                (3) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the Directors then in office, although less than a quorum. Any director so chosen shall hold office until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

                (4) Deleted.

                (5) The By-laws may prescribe the number of directors necessary to constitute a quorum and such number may be less than a majority of the total number of directors, but shall not be less than one-third of the total number of directors.

                (6) Both shareholders and directors shall have power, if the By-laws of the Corporation so provide, to hold their meetings either within or without the State of Delaware, to have one or more offices in addition to the principal office in the State of Delaware, and to keep the books of the Corporation (subject to the provisions of the statutes) outside of the State of Delaware at such places as may from time to time be designated by them.

                (7) The Board of Directors shall have power to determine from time to time whether and if allowed under what conditions and regulations the accounts, and except as otherwise provided by statute or by this Certificate of Incorporation, the books of the Corporation shall be open to the inspection of the shareholders, and the shareholders' rights in this respect are and shall be restricted or limited accordingly, and no shareholder shall have any right to inspect any account or book or document of the Corporation except as conferred by statute or by this Certificate of Incorporation, or authorized by the Board of Directors or by a resolution of the shareholders.

                (8) The Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation.

                (9) The Board of Directors acting by a majority of the whole board shall have power to appoint three or more of their number to constitute an Executive Committee, which Committee shall, when the Board of Directors is not in session and subject to the By-laws, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.  The Board of Directors acting by a majority of the whole board shall also have power to appoint any other committee or committees, such committees to have and exercise such powers as shall be conferred by the Board of Directors or be authorized by the By-laws.

                (10) Except as may be otherwise provided by statute or in this Certificate of Incorporation, the business and affairs of this Corporation shall be managed under the direction of the Board of Directors.

                (11) Directors, for their services as such, may be paid such compensation as may be fixed from time to time by the Board of Directors.

                (12) The Board of Directors shall have power from time to time to fix and determine and vary the amount of the working capital of the Corporation and, subject to any restrictions contained in the Certificate of Incorporation, to direct and determine the use and disposition of any surplus over and above the capital stock paid in, and in its discretion to use and apply any such surplus in purchasing or acquiring property, bonds or other obligations of the Corporation or shares of its own capital stock, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but any shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired in the manner provided by law for the purpose of decreasing the Corporation's capital stock.

                (13) Notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of capital stock of the Corporation as are entitled to vote generally in the election of directors ("Voting Stock") required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal paragraphs (1),(3),(5), (8), (10) or this paragraph (13) of this Article SEVENTH.

                (14) The liability of the Corporation's Directors to the Corporation or its shareholders shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time.  No amendment to or repeal of this paragraph (14) of Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                Notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this paragraph (14) of this Article SEVENTH.

                (15)         Any action required or permitted to be taken by the shareholders of the Corporation must be effected solely at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

EIGHTH:

A.  Applicability of Article.

                Except as otherwise expressly provided in Section C of this Article EIGHTH, none of the actions or transactions listed below shall be effected by the Corporation, or approved by the Corporation as a shareholder of any majority-owned subsidiary of the Corporation if, as of the record date for the determination of the shareholders entitled to vote thereon, any Related Person (as hereinafter defined) exists, unless the applicable requirements of Sections B, C, D, E and F of this Article EIGHTH are fully complied with:

                (1) any merger or consolidation of the Corporation or any of its subsidiaries into or with such Related Person;

                (2) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation or any of its majority-owned subsidiaries to or with such Related Person;

                (3) the issuance or delivery of any Voting Stock, or securities convertible into or exchangeable or exercisable for any Voting Stock, or of voting securities of any of the Corporation's majority-owned subsidiaries to such Related Person in exchange for cash, other assets or securities, or a combination thereof; or

                (4) any voluntary dissolution or liquidation of the Corporation.

B.            Stockholder Vote Required.

                The actions and transactions described in Section A of this Article EIGHTH shall have been authorized by the affirmative vote of at least 80% of all of the outstanding shares of Voting Stock, voting together as a single class.

C.            Minimum Price Required.

                Notwithstanding Section B hereof, the 80% voting requirement shall not be applicable if (1) any action or transaction specified in Section A hereof is approved by the Corporation's Board of Directors and by a majority of the Continuing Directors (as hereinafter defined); provided, however, that if there are not at least five Continuing Directors this exception for approval by the Board of Directors shall not be applicable or (2) in the case of any action or transaction pursuant to which the holders of the capital stock of the Corporation are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration to be received per share by holders of the capital stock of the Corporation in such action or transaction is not less than the higher of (a) the highest price per share paid by the Related Person in acquiring any of its holdings of capital stock of the Corporation, or (b) the highest closing sale price on any day either since the Related Person acquired its first share of capital stock of the Corporation which it continues to own or control or during the five years preceding the date of consideration of the action or transaction by the Corporation's Board of Directors, whichever period is shorter; such highest closing sale price shall be determined by the reports of closing sale prices on the Composite Tape for New York Exchange Listed Stocks or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange or other principal United States securities exchange on which such stock is listed or, for any period when such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System; such price, in either case (a) or (b), to be proportionately adjusted for any subsequent increase or decrease in the number of issued shares of the Corporation's capital stock resulting from a subdivision or consolidation of shares or any other capital adjustments, the payment of a stock dividend, or other increase or decrease in such shares of capital stock effected without receipt of consideration by the Corporation.

D.            Restrictions on Certain Actions.

                After becoming a Related Person and prior to consummation of such action or transaction (1) such Related Person shall not have acquired from the Corporation or any of its majority-owned subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into or exchangeable for capital stock of the Corporation or any of its majority-owned subsidiaries, directly or indirectly (except upon conversion or exchange of convertible or exchangeable securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split or other distribution of stock to all shareholders pro rata); (2) such Related Person shall not have received the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any of its majority-owned subsidiaries, or made any major changes in the Corporation's or any of its majority-owned subsidiaries' businesses or capital structures or reduced the current rate of dividends payable on the Corporation's capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person (the current rate of dividends being the ratio of the current dividend to the net income of the Corporation for the full fiscal quarter immediately preceding the quarter in which such dividend is paid; and the rate of dividends in effect immediately prior to the time such Related Person became a Related Person being the ratio of (a) the aggregate dividends paid during the four full fiscal quarters immediately preceding the time such Related Person became a Related Person to (b) the aggregate net income of the Corporation for the four successive full fiscal quarters immediately preceding the last quarter in which such dividends were paid); and (3) such Related Person shall have taken all required actions to ensure that the Corporation's Board of Directors includes representation by Continuing Directors (as hereinafter defined) at least proportionate to the stockholdings of the Corporation's remaining public shareholders (as hereinafter defined), with a Continuing Director to occupy any Board position resulting from a fraction and, in any event, with at least one Continuing Director to serve on the Board so long as there are any remaining public shareholders.

E.             Proxy Statement Required.

                A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of such action or transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability or inadvisability of the action or transaction which the Continuing Directors may choose to state.

F.             Certain Definitions.

                For the purpose of this Article EIGHTH, (1) the term "Related Person" shall mean any other corporation, person or entity (including any Affiliate thereof), other than this Corporation, any of its subsidiaries or any officer or employee thereof who holds only voting power pursuant to proxies which beneficially owns or controls, directly or indirectly, 10% or more of the outstanding shares of Voting Stock, (2) a Related Person shall be deemed to own or control, directly or indirectly, any outstanding shares of Voting Stock owned by it of record or beneficially, including without limitation shares (a) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise or (b) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (a) above), by any other corporation, person or other entity (x) with which it or its Affiliate or Associate (as hereinafter defined) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock or (y) which is its "Affiliate" (other than the Corporation) or "Associate" (other than the Corporation) as those terms are defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; (3) the term "Voting Stock" shall mean such shares of capital stock of the Corporation as are entitled to vote generally in the election of directors; (4) the term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed action or transaction became a Related Person or a director nominated by a majority of the remaining Continuing Directors; and (5) the term "remaining public shareholders" shall mean the holders of the Corporation's capital stock other than the Related Person.

G.            Determinations by the Board of Directors.

                The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information then known to the Board of Directors, whether (1) any Related Person exists or is an Affiliate or an Associate of another and (2) any proposed sale, lease, exchange, or other disposition of part of the assets of the Corporation or any majority-owned subsidiary involves a substantial part of the assets of the Corporation or any of its subsidiaries.  Any such determination by the Board of Directors shall be conclusive and binding for all purposes.

H.            Alteration, Amendment or Repeal.

                Notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by its Secretary - Vice President Corporate Governance and attested by its Assistant Secretary this 12th day of April, 2004.

PFIZER INC.

  By: /s/ Margaret M. Foran

Name:  Margaret M. Foran

Title: Secretary - Vice President    Corporate Governance

[Corporate Seal]

Attest:

By: /s/ Kathleen M. Ulrich

      Kathleen M. Ulrich
      Assistant Secretary